Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between Freescale Semiconductor, Inc., (the “Company”) and Sandeep Chennakeshu (“Executive”) dated as of the 9th day of December, 2008, and confirms the agreement that has been reached with the Executive in connection with his resignation from the Company. The Company and Executive are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Executive is employed by the Company as its Senior Vice President and Chief Development Officer pursuant to an Employment Agreement dated December 1, 2006 (the “Employment Agreement”); and

WHEREAS, in order to avoid doubts and controversy relating to the nature of Executive’s separation and the payments and benefits due to him as a consequence of his separation from employment and to resolve amicably any and all disagreements and matters arising out of or relating in any way to Executive’s and the Company’s relationship, the parties wish to enter into an agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Resignation of Employment.

(a) Upon execution of this Agreement, Executive agrees to resign from employment with the Company, effective as of December 19, 2008 (the “Date of Separation”), at which time Executive’s employment with the Company will cease. The Company will continue to pay Executive at his current rate of base salary and continue all of his benefits and perquisites through the Date of Separation, in accordance with the Company’s current payroll and executive employment practices. On or prior to the Date of Separation, Executive will resign from his service as a director or employee of any affiliate or subsidiary of the Company, to the extent, if any, he was employed or served in any such capacity. Upon request of the Company, Executive agrees to execute such documents and take such action as may be necessary or desirable to effectuate the foregoing; however, should Executive not execute such documents, he will nevertheless be deemed to have resigned from all such positions and capacities as of his Date of Separation.

(b) On or within three working days after the Date of Separation, Executive will return to the Company all Company property in his possession or use, including, without limitation, all computers, printers, cell phones, credit cards, building-access cards and keys and other electronic equipment. Executive will be allowed to transfer his cell phone SIM card to a personal account in order to retain his telephone number.

(c) Other than as set forth in this Agreement, upon the Date of Separation, Executive will not receive any base salary, annual bonus, long term incentive award, welfare, retirement, perquisite, fringe benefit, or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the Company, or any severance payment or benefit to be received under any severance benefit plans, practices, policies or programs, or any vacation or expense reimbursement (except for those expenses incurred on or before the Date of Separation); however, Executive will receive all benefits and conversion rights, at the applicable time, earned, due or applicable under the terms of Company benefit or retirement plans. Notwithstanding the foregoing, Executive shall receive an annual bonus for 2008, if any, which shall be paid when paid to other senior vice presidents generally but Executive understands that bonus performance metrics for 2008 may not be met in which case Executive will not be paid a bonus (except to the extent that a substitute or partial bonus is provided to other senior vice presidents, who are not subject to a written contractual agreement with the Company providing entitlement to a bonus payment).

(d) Without limiting the generality of paragraph (d), except as specifically set forth in this Agreement and except as set forth in the (i) Investors Agreement by and among Freescale Holdings L.P., Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., Freescale Acquisition Holdings Corp., Freescale Holdings (Bermuda) IV, Ltd., Freescale Acquisition Corporation and Certain Freescale Holdings L.P. Investors and certain stockholders of Freescale Holdings (Bermuda) I, Ltd. dated as of December 1, 2006 (the “Investors Agreement”), (ii) the Agreement of Exempted Limited Partnership of Freescale Holdings L.P., a Cayman Islands exempted limited partnership, dated December 1, 2006, as amended from time to time (the “Partnership Agreement”) and (iii) the Registration Rights Agreement by and among Freescale Holdings L.P. and Certain Freescale Holdings L.P. Investors, dated as of December 1, 2006 (the “Registration Rights Agreement”), in each case, solely with respect to Executive’s Class A Interests and vested Class B Interests (as defined in the Partnership Agreement) (“Continuing Equity Related Rights”), and except as the Continuing Equity Related Rights are modified by the terms of this Agreement, Executive will have no rights under the Employment Agreement, the Investors Agreement, the Registration Rights Agreement, the Freescale Holdings L.P. 2006 Interest Plan (the “Interest Plan”); the Freescale Holdings L.P. Award Agreement by and between Freescale Holdings L.P., a Cayman Islands limited partnership and Executive, dated December 1, 2006 (the “Award Agreement”), the Freescale Semiconductor, Inc. Officer Change in Control Severance Plan (the “CIC Severance Plan”) or any other agreement, contract, plan, practice, policy or program of the Company.

2. Accrued Payments. The Company will pay to Executive $54,307 (Fifty Four Thousand Three Hundred and Seven Dollars) in a lump sum cash payment (less applicable taxes and withholding) by the regular payroll date within thirty (30) days following the Date of Separation, as payment for Executive’s paid time off accrued but not taken as of the Date of Separation.

3. Payments and Benefits.

(a) Following execution of this Agreement and only if the Release set forth in Section 6(a) of this Agreement is not revoked pursuant to Section 6(b), Executive will be entitled to the following payments and benefits which will be paid or provided to him within thirty (30) days following the Date of Separation:

(i) As of the date of the Date of Separation, Executive is vested in 15,237.39 Class B Interests. These Class B Interests will remain governed in all respects by the applicable terms and conditions of the Investors Agreement, Partnership Agreement, Registration Rights Agreement, Interest Plan, and the Award Agreement, except as the Continuing Equity Related Rights are modified by the terms of this Agreement. All Class B Interests held by Executive that are not vested as of the Date of Separation will be forfeited as of such date and no payment will be made with respect thereto.

(ii) The Company will pay Executive a cash lump sum severance payment of $1,200,000 (One Million Two Hundred Thousand Dollars) (less applicable taxes and withholding). and

(b) Continuing Welfare Benefits. If the Release set forth in Section 6(a) of this Agreement is not revoked pursuant to Section 6(b), the Company will, for one (1) year after the Date of Separation, continue health medical, disability, and life insurance benefits to Executive and Executive’s family at least equal to those that would have been provided in accordance with the health, medical, disability, and life insurance plans, programs, practices and policies of the Company, as elected by the Executive, on the same terms as are currently in effect on the date of this Agreement (Executive’s current share being equal to $217.07/month); provided, however, that, if Executive becomes reemployed with another employer and becomes eligible to receive reasonably comparable health, medical, disability, or life insurance benefits under another employer provided plan, then only as to any such benefits that are comparable, the health and medical benefits described herein will be secondary to those provided under such other plan during such applicable period of eligibility and disability or life insurance shall cease. If the terms of the applicable plan, program, practice or policy do not permit the participation of Executive and/or Executive’s family, the Company will provide the benefits described above on the same after-tax basis (through insurance or self-insurance) as if such benefits were provided under such plan, program, practice or policy of the Company.

(c) Income and Other Taxes. Except as provided in subparagraph (b) above as to health and medical benefits, Executive understands and agrees that he is solely responsible for any and all tax liability incurred as a result of the payments received under this agreement.

(d) Attorney’s Fees. Company will pay reasonable attorney’s fees in relation to the negotiation and preparation of this Agreement.

4. No Other Payments or Benefits. Executive acknowledges and agrees that, other than the payments and benefits expressly set forth in this Agreement, Executive has received all compensation to which he is entitled from the Company, and he is not entitled to any other payments or benefits from the Company.

5. Covenants.

(a) Executive agrees that, except as otherwise provided in this Section, following the Date of Separation he will continue to be bound by Sections 10 (a) and 10 (b) of the Employment Agreement, and the corresponding restrictive covenants contained in Exhibit A to his Award Agreement and in any other equity award agreements issued to him by the Company, each of which sets forth obligations regarding confidential information work product and inventions and provisions relating to non-solicitation of employees (solely as defined below) (collectively, the “Obligations”). Company waives and releases Executive from the “No Competition” or “Non Competition” provisions contained in these or any other documents executed between him and the Company as they relate to Competitive Business as that term is defined in Section 10(c) of the Employment Agreement, Exhibit A of his Award Agreement and in any other equity award agreements issued to him by the Company. Executive may accept employment or become an officer, agent, partner, director or otherwise provide services to a Competitive Business, or any other business of his choice, without violating these agreements, but he remains subject to all other Obligations as stated herein. For avoidance of doubt, Executive is not required to request permission or provide any notice to the Company or its counsel as to any future employment.

For the purposes hereof, and notwithstanding any conflicting language in any other document, “non-solicitation of employees” is limited to mean that during the Non-solicitation Restriction Period of 2 years from the Date of Separation, Executive shall not engage in actions that directly or indirectly encourages a Company employee, representative (defined to mean an independent contractor or consultant to the Company), officer or director to cease their relationship with the Company or any of its subsidiaries. A general employment advertisement by an entity of which Executive is a part, or providing a reference upon being asked to do so by a third party, will not constitute solicitation or recruitment or violate the terms hereof. Executive has no obligation to reveal the identity of the employee, in such a case, to protect the confidentiality rights of that employee.

(b) Executive acknowledges that in addition to any and all other remedies as may be available to the Company at law or in equity or as provided in the Investors Agreement or this Agreement, any violation of the Obligations will result in the immediate forfeiture of all Class B Interests held by Executive; provided, however, that no forfeiture shall occur unless and until the Company notifies Executive in writing that it reasonably believes that a violation has occurred, with specific details, and Executive has failed to cure or resolve such violation or claim of violation within 20 business days of receiving such written notice. Both parties shall cooperate in good faith in the cure or resolution without giving up any rights. Further, nothing herein shall preclude Executive from contesting such forfeiture in accordance with the provisions of Section 12 of this Agreement.

6. Release.

(a) Executive voluntarily, knowingly and willingly releases and forever discharges the Company, Freescale Holdings GP, Ltd., Freescale Holdings, L.P. (the “Parent”) and any of their respective parents, subsidiaries and affiliates, and each of their respective officers, directors, partners, members, shareholders, employees, attorneys, representatives and agents, and each of their predecessors, successors and assigns (collectively, the “Company Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them Executive or Executive’s executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have by reason of any matter, cause or thing whatsoever (a) arising prior to the time Executive signs this Agreement; (b) arising out of or relating to Executive’s employment with the Company; (c) arising out of or relating to the Employment Agreement, the CIC Severance Plan, or any other agreement prior to the time the Executive signs this Agreement, contract, plan, practice, policy or program of the Company; or (d) arising prior to the Date of Separation, out of or relating to the Investors Agreement, the Partnership Agreement, the Registration Rights Agreement, the Interest Plan or the Award Agreement. This release includes, but is not limited to, any rights or claims arising under any statute, including the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the federal Age Discrimination in Employment Act of 1967 or any other foreign, federal, state or local law or judicial decision, including, but not limited to, the Texas Commission on Human Rights Act, and any rights or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and any of the Company Releasees. The foregoing Release will not apply to (i) claims that cannot be released under applicable law; (ii) legally mandated benefits; (iii) vested benefits, if any, under any qualified or nonqualified savings and pension plans in which Executive may have participated during his employment with the Company including 401(k) plans; (iv) Executive’s Continuing Equity Related Rights; (v) Executive’s right to enforce the terms of this Agreement; and (vi) Executive’s rights to indemnification and insurance coverage under Section 13 of the Employment Agreement. Executive represents that Executive has no complaints, charges or lawsuits pending against the Company or any of the Company Releasees. Executive further represents that as of the time of execution of this Agreement he is not aware of any matters (other than matters that have previously been reported to Company) attributable to Company or any of its employees, agents, contractors, directors, Board of Director members, or officers involving: (a) unlawful practices or conduct; (b) instances of financial misconduct or improper financial reporting; or (c) a material violation of any Company policy, including but not limited to any policy relating to integrity, honesty, or ethical conduct. Executive acknowledges that these representations are material to this Agreement and to Company.

(b) Executive has been provided with a twenty-one (21) day period in which to consider the Release and will have seven (7) additional days from the date of execution to revoke his consent to the Release set forth in Section 6(a). Any such revocation will be made in writing so as to be received by the Company prior to the eighth (8th) day following Executive’s execution of this Agreement. If no such revocation occurs, the Release will become effective on the eighth (8th) day following Executive’s execution of this Agreement.

(c) The Company acknowledges that as of the date of this Agreement, neither the Company nor the Board or the Company’s executive officers is aware of any claim or cause of action (a) arising out of or relating to Executive’s employment with the Company or resignation therefrom; (b) arising out of or relating to the Employment Agreement; or (c) arising prior to the time the Company signs this Agreement, out of or relating to the Investors Agreement, the Partnership Agreement, the Registration Rights Agreement, the Interest Plan or the Award Agreement.

7. Non-Disparagement. Executive will not directly or indirectly make, or cause to be made, any statement disparaging the business or reputation of the Company or any of the Company Releasees. Neither the Company nor any director or officer of the Company will directly or indirectly make, or cause to be made, any statement disparaging the reputation of Executive.

8. Cooperation.

(a) Until and after the Date of Separation, Executive will reasonably cooperate with the Company, its, or any of their respective parents, subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees specifically designated by Officers of the Company, concerning requests for information about: (A) the business of the Company, its Parent or their respective parents, subsidiaries or affiliates or Executive’s involvement and participation therein, and (B) in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation will include, but not be limited to, taking into account Executive’s obligations to any successor employer or entity to which he provides services, being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at mutually agreed times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. Executive will be entitled to reimbursement, for all of Executive’s reasonable out-of-pocket expenses associated with such assistance including reasonable travel expenses and any reasonable attorneys’ fees and shall pay a per diem fee for Executive’s service, which Executive incurs at the specific request of the Company beyond the first two days of work (determined on a cumulative basis, so that payment begins on the third day of any service to the Company whether or nor related to, or immediately following, any prior service). The per diem fee will be based on the rate of the Executive’s last drawn base salary and will be paid only if the Executive is then self-employed. For avoidance of doubt, any service or assistance contemplated in this section 8(a) shall be at mutually agreed to and convenient times and shall not interfere with Executive’s ability to substantially perform his personal or professional duties at that time.

(b) Nothing in this Agreement is intended to or will preclude Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, in which event Executive will notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

9. Knowing and Voluntary Agreement. The Company advises Executive to consult with an attorney of Executive’s choosing prior to signing this Agreement. Executive represents that Executive has had the opportunity to review this Agreement and, specifically, the Release in Section 6 of this Agreement, with an attorney of Executive’s choice. Executive also agrees and acknowledges that Executive is receiving benefits to which he would not otherwise be entitled unless Executive signs this Agreement, that Executive voluntarily consented to the Release set forth in Section 6 of this Agreement and that Executive has entered into this Agreement freely, knowingly and voluntarily.

10. No Admission. The Company’s offer to Executive of this Agreement and the payments and benefits set forth herein are not intended to, and will not be construed as, any admission of liability by the Company or any of the Company Releasees to Executive or of any improper conduct on the Company’s part, all of which the Company specifically denies.

11. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in that state, without reference to its principles of conflicts of law.

12. Arbitration.

(a) Any controversy or claim by or between Executive and the Company arising from or relating to this Agreement, or any dispute as to the arbitrability of a matter under this provision, will be settled by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures; provided that nothing herein will require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. Any arbitration proceeding brought under this Agreement will be conducted in Texas before a panel of three arbitrators. The arbitrators, in rendering an award in any arbitration conducted pursuant to this provision, will issue a reasoned award stating the findings of fact and conclusions of law on which it is based. Any judgment or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrators may be entered, enforced or appealed from in any court having jurisdiction thereof, subject to Section 12(b). Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, will be governed by the Federal Arbitration Act, 9 U.S.C.§ 1 et seq. In any arbitration proceedings under this Agreement, each Party will pay all of its, his or her own legal fees, including counsel fees, but AAA filing fees and arbitrator compensation will be paid pursuant to the AAA Employment Arbitration Rules and Mediation Procedures unless otherwise provided by law for a prevailing party. This arbitration provision will not apply with respect to any application by the Company for injunctive relief under Section 5 of this Agreement, or with respect to the Obligations.

(b) Any action or lawsuit arising from or related to this Agreement, including, without limitation, related to Executive’s employment with and separation from the Company, may be brought in any court having proper jurisdiction over the parties in Texas, California, Illinois or New York. Each of the Parties irrevocably waives any and all right to a trial by jury in any legal proceeding arising out of or related to this Agreement.

13. Miscellaneous.

(a) This Agreement sets forth the entire understanding of the Company and Executive and, except for the terms of the Employment Agreement that explicitly survive pursuant to this Agreement, this Agreement supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof. This Agreement will not be modified or amended except by written agreement of Executive and the Company.

(b) The provisions of this Agreement will inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns. Nothing in this Agreement will be construed to give any rights to any third parties to enforce the terms of this Agreement, except that third parties who are intended beneficiaries of either the Release of claims contained in Section 6 of this Agreement or any of the Obligations will be entitled to enforce such releases and covenants as against or involving them.

(c) All the terms and conditions of this Agreement will be considered as separate terms and conditions. In the event any term or condition of this Agreement is determined to be invalid, prohibited or unenforceable by a court or other body of competent jurisdiction, this Agreement will be construed as if such invalid, prohibited or unenforceable term or condition has been more narrowly drawn so as not to be invalid, prohibited or unenforceable. Notwithstanding the foregoing sentence, in the event that any term or condition contained in this Agreement should be determined to be invalid, prohibited or unenforceable, the validity, legality and enforceability of the remaining terms or conditions contained in this Agreement will not in any way be affected or impaired thereby.

(d) No waiver of any one or more of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, will be construed as a waiver of any succeeding breach of any of such terms, conditions or obligations or of any of the other terms, conditions or obligations of this Agreement. No failure or delay by any Party at any time to enforce one or more of the terms, conditions or obligations of this Agreement will constitute a waiver of such terms, conditions or obligations or will preclude such Party from requiring performance by the other Party at any time.

(e) This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(f) IN WITNESS WHEREOF, the Parties have executed this Agreement as of December 9, 2008.

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ Michel Cadiex
Michel Cadiex
Title:	Senior Vice President, Human Resources

EXECUTIVE

/s/ SANDEEP CHENNAKESHU
SANDEEP CHENNAKESHU

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